Exhibit (p)(10)

Investment Advisory Code of Ethics

Orcam Financial Group, LLC

Encinitas CA 92024

June 17, 2021

Cullen Roche
Chief Compliance Officer

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APPENDICES

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

PROHIBITED ACTS CERTIFICATION

EMPLOYEE OUTSIDE SECURITIES AND BUSINESS ACKNOWLEDGEMENT

QUARTERLY PERSONAL TRANSACTION REPORTING

INITIAL AND ANNUAL PORTFOLIO HOLDINGS REPORT

PRECLEARANCE FORM FOR PRIVATE PLACEMENTS AND IPOS

DISCIPLINARY HISTORY FORM

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1.	Introduction

Orcam Financial Group, LLC (“Orcam” or the “Adviser”) maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”).

Orcam, as a matter of policy and practice, and in accordance with SEC requirements in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), has adopted this written Code of Ethics covering all supervised persons. Orcam’s Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, and reviews of their personal transactions to ensure adherence to this Code of Ethics.

Orcam serves as a non-discretionary investment Sub-Adviser to a 1940 Act product (“Discipline Fund ETF” or “Fund”). As Sub-adviser to the Fund, Orcam and its employees are required to comply with certain provisions of the 1940 Act. The Sub-Advisory Agreement executed between Orcam and the investment adviser of the Fund (Empowered Funds, LLC, which is wholly owned by Alpha Architect LLC) is the primary governance document which conveys explicit responsibilities and obligations to Orcam and its employees relative to portfolio management and monitoring, risk management reporting, and compliance with the 1940 Act. It is Orcam’s stated policy to manage the Fund for the benefit of its shareholders rather than its own benefit. Where appropriate, this Code of Ethics has been aligned with the Empowered Funds, LLC Code of Ethics.

This Code is based on the principle that the officers, directors, and employees (or persons having similar status or function) of Orcam have a fiduciary duty to place the interests of clients ahead of their own interests. For purposes of this Code of Ethics, the term “supervised person”, “associated person”, “access person”, or “employee” includes all persons associated with the Adviser, including principals, officers, and managers of the Adviser.

The following Principles are general statements expressing the ethical and professional ideals our employees are expected to display in their professional activities. These guiding principles are:

●	Principle 1 – Integrity

Provide professional services with integrity. Integrity demands honesty and candor which must not be subordinated to personal gain or advantage. Employees are placed in positions of trust by their clients, and the ultimate source of that trust is the employee’s personal integrity. Orcam demands a high level of personal integrity from all of its employees.

●	Principle 2 – Objectivity

Provide professional services objectively. This requires intellectual honesty and impartiality. Regardless of the particular service rendered or the capacity in which an employee functions, they should protect the integrity of their work, maintain objectivity, and avoid subordination of their judgment.

●	Principle 3 – Competence

Maintain the knowledge and skills necessary to provide professional services competently. This means attaining and maintaining an adequate level of knowledge and skill, and the application of that knowledge and skill in providing services to clients. Competence also includes the wisdom to recognize the limitations of that knowledge and when consultation with other professionals is appropriate or referral to other professionals necessary. Competence also requires continuing education to continue to grow and acquire knowledge.

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●	Principle 4 – Fairness

Be fair and reasonable in all professional relationships. Disclose conflicts of interest. This requires impartiality, intellectual honesty, and the disclosure of material conflicts of interest. It involves a subordination of one’s own feelings, prejudices, and desires so as to achieve a proper balance of conflicting interests. Being fair requires putting the client first.

●	Principle 5 – Confidentiality

Protect the confidentiality of all client information. Advisors must ensure that information is accessible only to those authorized to have access. This promotes a trusting relationship with clients.

●	Principle 6 – Professionalism

Act in a manner that demonstrates exemplary professional conduct. This requires behaving with dignity and courtesy to clients, fellow professionals, and others in business-related activities.

●	Principle 7 – Diligence

Provide professional services diligently, in a reasonably prompt and thorough manner, including the proper planning for, and supervision of, the professional services.

2.	Purpose

The policies and procedures set forth in this Code of Ethics are intended to articulate Orcam’s policies, to educate its employees about the issues and the policies, to establish procedures for complying with those policies, to monitor compliance with such policies and procedures, and to ensure, to the extent possible, that Orcam satisfies its obligations in this area.

This Code establishes rules of conduct for all employees of Orcam and is designed to govern the activities of Orcam employees. Orcam’s reputation for fair and honest dealing with its clients has taken considerable time to build. This reputation could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. This Code is designed to ensure that the high ethical standards long maintained by Orcam continue to be applied.

While this Code does not address every possible situation that may arise, every employee is responsible for exercising good judgment, applying ethical principles, and bringing potential violations of the Policy to the attention of the Chief Compliance Officer (“CCO”). In those situations where an employee may be uncertain as to the intent or purpose of this Code, he/she is advised to consult with the CCO. Only the CCO may grant exceptions to certain provisions contained in the Code in those situations where it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. To this end, employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities.

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3.	Definitions

The following are definitions of words and phrases used in this document to help employees better understand their obligations in regard to this Code of Ethics.

Access Persons are supervised persons of Orcam, who (i) have access to nonpublic information regarding advisory clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to advisory clients or (iii) have access to nonpublic recommendations or portfolio holdings of clients. Client services personnel who regularly communicate with clients also may be deemed to be Access Persons.

Account means the accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is defined broadly. Some examples of Beneficial Ownership include:

●	securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts

●	securities owned by a member of your Family/Household

●	securities owned by or for a partnership, in which the person is a general partner (whether the ownership is under the name of that partner, another partner, the partnership, or through a nominee, custodial, or “street name” account

●	securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager

●	securities in a person’s individual retirement account

●	securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account

●	securities owned by a trust of which the person is either a trustee or a beneficiary

●	securities owned by a corporation, partnership, or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity, or through a nominee, custodial, or “street name” account)

●	securities that are traded on behalf of an investment club of which an Access Person is a club member or in which a member of their Family/Household is a member.

You should ask the CCO if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership of securities.

Chief Compliance Officer means the chief compliance officer of Orcam.

Client means any person or entity for which Orcam serves as an investment advisor renders investment advice or makes investment decisions.

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Family/Household is:

●	Your spouse or live-in partner who shares your household and combines his or her financial resources in a manner similar to that of married persons (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support)

●	Your children under the age of 18

●	Your children who are 18 or older (if they live in the same household as you or you contribute in any way to their support)

●	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law, including adoptive relationships

●	Any individual for whom you are exercising investment control.

Reportable Security is any security as defined under Section 2(a)(18) of the Advisers Act. Security is a very broad term. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities”, such as, options on securities and currencies; investments in foreign unit trusts, closed-end funds, and foreign mutual funds, and investments in all kinds of limited partnerships private investment funds, hedge funds, and investment clubs. It does not include:

●	Direct obligations of the U.S. Government

●	Money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

●	Shares of mutual funds so long as not distributed or advised by Orcam or any affiliated firm

●	Other types of mutual funds

●	Unit Investment Trusts investing exclusively in one or more mutual funds.

Supervised persons are directors, officers, and partners of Orcam (or other persons occupying a similar status or performing similar functions); employees of Orcam; and any other person who provides advice on behalf of Orcam and is subject to Orcam’s supervision and control.

4.	General Standards of Conduct

Orcam places the highest priority on maintaining its reputation for integrity and professionalism. The following Standards of Conduct sets forth policies and procedures designed to maintain this reputation. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, and applicable rules and regulations adopted by the SEC.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Orcam supervised persons. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control, as well as transactions by members of the supervised person’s family/household.

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Section 206 of the Advisers Act makes it unlawful for Orcam or its agents or employees to employ any device, scheme, or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive, or manipulative practices. This Code contains provisions that prohibit these and other activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, and rules.

a.	Corporate Conduct

The following general standards of conduct guide the Adviser’s corporate conduct:

●	Orcam will act in accordance with applicable laws and regulations

●	Orcam will seek to provide products and services designed to help clients achieve their financial goals

●	Orcam will provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship , disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law

●	Orcam will support the communities in which we operate.

b.	Individual Conduct

The following general principles guide the individual conduct of each employee:

●	the employee will not take any action that will violate any applicable laws or regulations

●	the employee will adhere to the highest standards of ethical conduct

●	the employee will maintain the confidentiality of all information obtained during the course of employment with the Adviser

●	the employee will bring any issues they reasonably believe places the Adviser at risk to the attention of the CCO

●	the employee will not abuse or misappropriate the Adviser’s assets or use them for personal gain

●	the employee will not engage in any activities that create a conflict of interest between the employee and the Adviser

●	the employee will deal fairly with clients, colleagues, and others

●	the employee will comply with this Code of Ethics.

5.	Fiduciary Standard

This Code of Ethics is based on the overriding principle that Orcam is a fiduciary to our clients and must act in the best interests of the clients at all times. Orcam and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided

●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client

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●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances

●	A duty to be loyal to clients

In meeting our fiduciary responsibilities to our clients, we expect every employee to demonstrate the highest standards of ethical conduct for continued employment. All personnel must conduct themselves at all times in accordance with Federal Securities Laws and the following mandates:

●	Clients’ interests take priority. In the course of performing their duties and responsibilities all personnel must at all times place the interests of clients ahead of their own personal interests.

●	Conflicts of interest or the appearance of conflicts of interest must be avoided. Personnel must not take advantage of the trust that clients have placed in them. All personnel must avoid any situation that might present a conflict or the perception of a conflict. All personnel must avoid situations that might be perceived as an impropriety or a compromise to the personnel’s fulfillment of his/her duties and responsibilities.

Our personnel must not:

●	Employ any device, scheme, or artifice to defraud a client

●	Make to a client any untrue statements of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client

●	Engage in any manipulative practice with respect to a client

●	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client

●	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary

These general standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the Code.

6.	Protection of Client Information

In the course of investment advisory activities of Orcam, the Adviser gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by us to clients, and data or analyses derived from such nonpublic personal information. All confidential client Information, whether relating to our current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Please refer to our Privacy Policy for specific information regarding the protection of client information.

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7.	Insider Trading

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Orcam to stringent penalties. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, issue an order permanently barring you from the securities industry and refer you for criminal prosecution which would involve a jail sentence. Finally, supervised persons and Orcam may be sued by investors seeking to recover damages for insider trading violations. The rules contained in this Code apply to securities trading and information handling by supervised persons of Orcam and their immediate family members.

The law regarding insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

a.	General Policy

Employees may not trade, personally or on behalf of others (such as investment funds and client accounts managed by the Adviser), while in possession of material, non-public information. Employees may not communicate material, non-public information to others outside of the Adviser. Furthermore, you may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Adviser. Any such communication with third parties must be approved by the CCO.

Additionally, it is the policy of the Adviser to require all associated persons to provide the Adviser with a list of all affiliations either directly or indirectly with any publicly registered companies. Such listing of affiliations shall include the name of the company, the nature of the affiliation, the percentage (%) ownership (either direct or indirect), and the date in which the affiliation first existed. As described herein, the Adviser shall also request duplicate statements and confirmations from other SEC registered broker/dealer for each Access Person. Such duplicate account statements shall be reviewed and cross-referenced monthly by the CCO, with regard to trading activities in public corporations listed on the individual's disclosure list.

Finally, employees and associated persons are required to notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

b.	Definitions

Insider trading is not specifically defined in the 1934 Act. The definition has evolved through case law and administrative proceedings to include:

●	Buying or selling securities on the basis of material non-public information is prohibited. This would include purchasing or selling:

○	For employee's own account or one which the employee has a financial interest,

○	For a client’s account

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●	“Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information, the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Adviser is considering whether to buy or sell a publicly traded security of another company, is going to make a trade, or has just made a trade of that security should be treated as material information. “Material” information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some context, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

●	“Nonpublic” refers to information that has not been publicly disseminated by a major news service, a public medium, by filing with a regulatory agency, or by other means.

●	Disclosing insider information to inappropriate personnel whether for consideration or not (i.e., tipping) is prohibited. Insider information must be disseminated on a "need to know basis" only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of Orcam. The CCO should be consulted should a question arise as to who is privy to inside information.

No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. If you are uncertain as to whether certain information is material, you should consult with the CCO, prior to making any comment to a third party.

c.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Orcam, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the CCO

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by Orca,.

●	Do not communicate the information inside or outside Orcam, other than to the CCO

●	After the CCO has reviewed the issue, the Adviser will determine whether the information is material and nonpublic and, if so, what action Orcam will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients and Orcam.

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d.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. Orcam may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Orcam or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, we must make a judgment regarding further conduct. To protect yourself, your clients and Orcam, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

e.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons:

●	First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

●	Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

Access Persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

f.	Safeguards to Confidentiality

All employees should take the following steps to safeguard the confidentiality of inside information:

●	Do not discuss confidential information in public places such as elevators, hallways, restrooms or at social gatherings;

●	To the extent practicable, limit access to the Adviser's offices where confidential information could be observed or overheard by employees with a business need for being in the area;

●	Avoid using speakerphones in areas where unauthorized persons may overhear conversations;

●	Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;

●	Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use;

●	Destroy copies of confidential documents no longer needed for a project or not otherwise required to be maintained under federal securities laws;

●	Associated persons engaging in meetings with corporate officers of companies for the purpose of gathering information for research reports or follow up meetings with companies shall maintain written notes of said meetings including but not limited to:

○	the names of company representatives and of corporate officers of the subject company in attendance;

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○	the time, date, and location of the meeting;

○	the purpose of the meeting;

○	notes of conversation between the corporate officers and company representatives in attendance;

○	copies of any handouts or other written materials given to company representatives in attendance; and

●	The Adviser shall maintain a file containing a list of all research reports, statistical sheets and other written materials issued within the previous 12--month period to customers of the Adviser. Copies of such materials shall also be maintained in the files of the Adviser.

All employees, including non-registered personnel, shall be apprised of these procedures when initially hired and on an annual basis.

The Adviser’s records that may contain material non-public information shall be kept in locked drawers and file cabinets. They shall only be removed when needed and shall be locked up each evening.

The CCO has overall responsibility for developing and maintaining policies and procedures for handling inside and proprietary information and the CCO shall be responsible for the implementation of these policies and procedures.

g.	Penalties

Penalties for trading on or communicating insider information can be severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

●	civil injunctions

●	treble damages

●	disgorgement of profits

●	being barred from the securities industry in any capacity

●	jail sentences and fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions, including dismissal of the persons involved.

8.	Policies

It is the policy of Orcam that none of its Access Persons shall engage in any act, practice, or course of conduct that would violate the Code, the duty owed by Orcam and our employees to clients, the Federal Securities Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or any other applicable provisions and obligations under any laws or rules pertaining to the activities of an Access Person acting on behalf of Orcam.

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Access Persons personal financial transactions (and transactions of members of their family/household) and related activities must be conducted consistently with this Code, the Federal Securities Laws and in such a manner as to avoid any actual or potential conflict of interest or abuse of Orcam’s position of trust and responsibility.

The policies in this Code may not address every situation involving personal trading and ethical conduct. These policies will be interpreted and applied, and exceptions and amendments may be made, by the CCO in a manner considered fair and equitable, in all cases with the view of placing client interests first and foremost. Technical compliance with the procedures, prohibitions, and limitations of this Code will not automatically insulate Access Persons from scrutiny of, and sanctions for, actions and securities transactions that indicate an abuse of Orcam’s duty to clients. Orcam expects all Access Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

a.	Duty of Confidentiality

Orcam personnel must keep confidential at all times any nonpublic information they may obtain as a result of their duties and responsibilities. This includes, but is not limited to, information concerning clients or prospective clients, including their identities, their investments, and their account activity.

No confidential or nonpublic information is to be released without consulting the CCO in advance. All personnel should be diligent in not only ensuring that information is not released, but also protecting it from unlawful or inappropriate third-party access.

b.	Obligation to Place Client Interests First

Access Persons will place the interests of clients before their own. It is improper for an Access Person to:

●	Use for his or her own benefit (or the benefit of anyone other than clients) information about the trading activity of clients.

●	Take advantage of investment opportunities that would otherwise be available for clients.

●	Cause or attempt to cause any client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person.

c.	Prohibited Use of Material Non-Public Information

This policy applies to every Access Person and extends to activities within and outside of Orcam. Access Persons may not trade securities, either personally or on behalf of others, based on material non-public information.

Access Persons may not communicate material non-public information about the purchases and sales of securities of clients except as necessary to perform their duties for Orcam , provided that Access Persons will not share material non-public information with anyone that does not require such information to perform their duties on behalf of Orcam.

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d.	IPOs, Limited Offerings, and Private Placements

Access Persons are prohibited from participating in IPOs. Access Persons are prohibited from participated in Limited Offerings and Private Placements unless they obtain preclearance from the CCO and, if approved, will be subject to continuous monitoring for possible future conflicts.

e.	Gifts

Giving, receiving, or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. We have adopted the policies set forth below to guide Access Persons in this area.

●	Access Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Orcam, or that others might reasonably believe would influence those decisions.

●	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible.

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

●	Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Orcam.

●	Access Persons are prohibited from soliciting gifts of any size under any circumstances.

●	Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $500 in any twelve-month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person of Orcam that might violate this Code must be promptly reported to the CCO. In addition, all gifts received/gifted whose reasonable value exceeds $500 must be reported to the CCO.

Access Persons may not give any gift with a value in excess of $500 per year to a client or persons who do business with, regulate, advise, or render professional service to Orcam.

f.	Reporting Requirements

Any Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Orcam , including gifts and gratuities with value in excess of $500 per year, must obtain consent from the CCO before accepting such gift.

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Orcam.

This gift reporting requirement is for the purpose of helping us monitor the activities of our Access Persons. However, the reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

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g.	Political Contributions

SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative, or an executive officer, general partner, managing member or an employee of the adviser.

A “Covered Associate” includes: (1) any general partner, managing member or executive officer of the Adviser, (2) any employee who solicits a governmental entity on behalf of the Adviser and anyone directly or indirectly supervising such employee, and (3) any political action committee controlled by the Adviser or one of its Covered Associates.

“Contribution” means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	the purpose of influencing any election for federal, state, or local office;

●	the payment of debt incurred in connection with any such election;

●	transition or inaugural expenses incurred by a successful candidate for state or local office; or

●	charitable donations and contributions to a political action committee (PAC).

For purposes of this policy, all Access Persons are deemed to be Covered Associates. It is Orcam’s policy that no Covered Associate is permitted to make a political contribution to any candidate, officeholder, political party, or PAC. Exceptions may be made by the CCO.

h.	Falsification or Altering Records

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

●	making false or inaccurate entries or statements in any Orcam or client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity

●	manipulating books, records, or reports for personal gain

●	failing to maintain books and records that completely, accurately, and timely reflect all business transactions

●	maintaining any undisclosed or unrecorded Orcam or client funds or assets

●	using funds for a purpose other than the described purpose; and making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

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i.	Personal Securities Transactions

Orcam seeks to ensure that personal trading activities of its employees do not conflict with the interests of our clients. Consequently, we have adopted policies and procedures designed to ensure that such trading complies with our legal and fiduciary obligations, transactions are properly recorded in our books and records and are subject to the review and oversight by the CCO.

This Personal Securities Transactions Policy applies to all Access Persons and covers any personal accounts held by those Access Persons, their immediate family, any other adult members of their household and any trust of which they are trustee or beneficiary. Such accounts are required to be operated consistently with Orcam’s fiduciary duty.

To guard against any potential conflicts of interest with our clients, Access Persons are required to disclose any securities accounts to us and to either provide or arrange for their brokerage firm to provide duplicate account statements and confirms necessary to allow us to keep the records required by the Advisers Act and rules.

j.	Outside Employment or Activity

Any employment or other outside activity by an employee may result in possible conflicts of interests for the Access Person or Orcam and therefore should be reviewed and approved by the CCO. Other outside activities, which must be reviewed and approved, include the following:

●	being employed or compensated by any other entity

●	engaging in any other business including part-time, evening or weekend employment

●	serving as an officer, director, partner, etc., in any other entity

●	ownership interest in any non-publicly traded company or other private investments

●	any public speaking or writing activities

Written approval for any of the above activities is to be obtained by an Access Person before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the Access Person’s responsibilities at Orcam and any conflicts of interests in such activities may be addressed. An Access Person seeking approval shall provide the following information to the CCO:

●	the name and address of the outside business organization

●	a description of the business of the organization

●	compensation, if any, to be received

●	a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO.

k.	Conflicts of Interest

Access Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of Orcam. It is a violation of an Access Person’s duty of loyalty for any Access Person without the prior written consent of the CCO:

●	to rebate, directly or indirectly, to any person, firm, or corporation any part of the compensation received from Orcam as an employee

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●	to accept, directly or indirectly, from any person, firm, corporation, or association, other than Orcam, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of Orcam or a client account.

●	serve on the board of directors of any publicly traded company.

l.	Competition

Orcam seeks to outperform its competition fairly and honestly. Orcam seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Access Person should endeavor to respect the rights of and deal fairly with clients, vendors, suppliers, and competitors. No Access Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Access Persons should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former employee of Orcam should also be avoided.

m.	Report of Violations

Access Persons will report any violation of this Code by themselves or others to the CCO. We require our personnel to promptly disclose concerns of suspected wrongdoing and violations of this Code. Wrongdoing includes but is not limited to violation of the Federal Securities Laws, misuse of corporate assets, and misuse of nonpublic information. Reports should be made directly to the CCO or his/her designee. See the Whistleblowers section of this Code for more information about reporting violations.

9.	Restrictions and Limitations on Personal Securities Transactions

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable law. Personal securities transactions may be effected only in accordance with the provisions of this Code.

It is the duty of all Access Persons to act in a manner that avoids any conflict of interest or the appearance of a conflict of interest with clients. In addition, it is the responsibility of each Access Person to comply with all applicable Federal Securities Laws and the guidelines set forth below.

1. 90-Day Hold. To deter market timing, Access Persons are required to hold any sub-advised ETFs they purchase for a period of 90 days. This restriction applies to accounts for which Access Persons have a direct or indirect beneficial interest, including household members.

2. 7-Day Blackout Rule. Access Persons are prohibited from executing a transaction on behalf of themselves or another Access Person within seven days of any client having a pending buy or sell order in the same or an equivalent security and until such time as that order is executed or withdrawn. Individual securities within a client portfolio may not be available seven days prior to execution. In this case, the Access Person is free to submit the trade for pre-clearance or execute the trade if it is exempt from pre-clearance per the terms below. Nevertheless, a personal trade by any Access Person shall not prevent a portfolio from trading in the same or an equivalent security on behalf of clients. However, such a transaction shall be subject to independent review by the CCO. For example, if the Discipline Fund ETF is being rebalanced and the ABC ETF has been identified as a target for the following day’s execution, that security is now under the 7-Day Rule and cannot be purchased by an access person in a personal account until the ABC ETF trade settles.

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3. Exemptions Related to 90-Day Hold and 7-Day Blackout Rule. Any security that is not held by the sub-advised ETF is not subject to the 90 Day Hold Period or the 7-Day Blackout Period. With respect to other 90-day holding period requirement waivers, only certain limited exceptions will be approved including, but not limited to, hardships and extended disability. Exceptions must be approved by the CCO prior to execution.

4. Preclearance of Securities. Access Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed by the close of business on the day in which preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the CCO for unusual circumstances.

The following are exempt from preclearance:

●	Non-proprietary, open-end mutual funds and ETFs (e.g., mutual funds and ETFs not managed, advised, or sub-advised by Orcam).

●	Broad based index and commodity options and futures.

●	Fixed income securities less than $100,000 over a 30-day period.

●	Any transactions in individual equity securities, with a market cap of $1billion or more, are exempt from pre-trade clearance up to 500 shares.

●	Discretionary accounts managed externally by an independent third party (e.g., an external investment adviser with discretionary authority).

●	Exceptions by prior written approval.

●	Automatic investment/withdrawal programs and automatic rebalancing as part of a model portfolio managed by Orcam.

5. IPOs are Prohibited. No Access Person may acquire any security in an Initial Public Offering (“IPO”). For purposes of this policy, an IPO does not include offerings of government or municipal securities.

6. Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements1 (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by an Access Person with the advance written approval of the CCO. A request for approval of a private placement or limited offering should generally be submitted at least one week in advance of the proposed date of investment. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Access Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.

1 A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933.

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7. Preclearance Required for Option Writing. Access Persons must preclear with the CCO any option writing.

8. Short Selling Restrictions. Access Persons are prohibited from selling short any security which is owned in a client portfolio, including the sub-advised ETF.

9. Investment Clubs are Prohibited. Access Persons are prohibited from participating in investment clubs.

10. Prohibition on Trading Securities on the Restricted Security List. Orcam may from time to time establish a Restricted Security List that includes certain securities where Orcam has, or may receive, material non-public information about such companies because of a special relationship between Orcam or an Access Person and such companies or otherwise. No Access Person thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

If any Access Person thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Access Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Access Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Access Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except family/household members to facilitate their compliance with this policy) without the authorization of the CCO.

The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Access Persons that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

11. Trustee Arrangements. Access Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.

12. Restrictions on Disclosures. You may not disclose any non-public information (whether or not it is material) relating to Orcam or securities transactions on behalf of clients to any person outside Orcam (unless such disclosure has been authorized by Orcam). You may not communicate material, non-public information to anyone, including persons within Orcam, except as permitted by this Code and related policies outlined in this Manual. All material, non-public information must be secured. For example, access to files containing material, non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude an Access Person’s rights under the Whistleblower Policy, outlined below.

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The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within her discretion.

Each Access Person is solely responsible for any violation of this Code by a family/household member.

10.	Reporting Procedures

The CCO requires that each Access Person review and sign a statement that he or she has read and understands the policies and procedures with this Code. These statements will be retained in the applicable file.

Orcam will maintain a list of all Access Persons subject to reporting requirements under this Code. The list of Access Persons will be retained by the CCO in an applicable file. Orcam will review the list annually to determine if changes need to be made. This review will be documented in the applicable file.

The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. Another officer of Orcam will review the CCO’s reports under the Code to avoid self-review.

a.	Duplicate Trade Confirm and Statement Requirements

Each Access Person must arrange for duplicate trade confirmations and statements of every reportable securities transaction in which the Access Person had any direct or indirect beneficial interest to be sent to Orcam directly from the financial institution.

b.	Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is our policy that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Orcam.

c.	Holdings Reports

Each Access Person must submit reports containing information about Reportable Securities in which the Access Person had any direct or indirect Beneficial Ownership (“Holdings Reports”).

Initial Holdings Report

Each Access Person must submit to the CCO an Initial Holdings Report no later than 10 days after he or she becomes an Access Person. The information included in the Initial Holdings Report must reflect the Access Person’s current holdings as of the date not more than 45 days prior to the individual becoming an Access Person.

Annual Holdings Reports

Each Access Person must submit to the CCO an Annual Holdings Reports. Annual reports are due no later than January 30th of each year. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

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Each Initial Holdings Report and each Annual Holdings Report must include the following information:

●	Title and type of each security, and as applicable the exchange ticker symbol or CUSIP number in which the Access Person has any direct or indirect beneficial ownership

●	Number of shares and principal amount of each security in which the Access Person has any direct or indirect beneficial ownership

●	Name of any financial institution with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person

●	Date the Holdings Report is submitted by the Access Person.

Since each Holdings Report must also include information about securities in which an Access Person has beneficial ownership, it must also include information about Reportable Securities held by any of the following persons or entities and information about accounts maintained by any of the following persons or entities:

●	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts.

●	Securities owned by a member of your family/household.

●	Securities owned by or for a partnership, in which the person is a general partner (whether the ownership is under the name of that partner, another partner, the partnership, or through a nominee, custodial, or “street name” account).

●	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager.

●	Securities in a person’s individual retirement account.

●	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

●	Securities owned by a trust of which the person is either a trustee or a beneficiary.

●	Securities owned by a corporation, partnership, or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity, or through a nominee, custodial, or “street name” account).

If an Access Person is not required to report any information on an Initial Holdings Report or an Annual Holdings Report, the Access Person must still submit a written and signed statement to that effect to the CCO by the date on which the applicable Holdings Report is due.

d.	Transaction Reports

Each Access Person must submit reports containing information about Reportable Securities in which the Access Person transacted within a covered account. Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the information detailed below.

With respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership, the following information is required:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security

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●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

●	The price of the reportable security at which the transaction was effected

●	The name of the broker, dealer, or bank with or through whom the transaction was effected

●	The date the report is submitted by the Access Person.

If an Access Person is not required to report any information on a Quarterly Transaction Report, the Access Person must still submit a written and signed statement to that effect to the CCO by the date on which the applicable Transaction Report is due.

Exceptions to the Requirement to Submit Holdings Reports or Quarterly Transaction Reports

An Access Person does not have to include in his or her Holding Reports or Quarterly Transaction Reports information about accounts other than those that hold Reportable Securities or accounts over which the Access Person has no direct or indirect influence or control. The following securities do not need to be included in Holding Reports:

●	Direct obligations of the U.S. Government

●	Money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

●	Shares of money market mutual funds so long as not distributed or advised by Orcam or any affiliated firm

●	Other types of mutual funds

●	Unit Investment Trusts investing exclusively in one or more mutual funds

If the CCO determines that an Access Person has committed a violation of the Code, Orcam will follow the disciplinary process outlined later in this Code.

Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for:

●	Transactions effected pursuant to an automatic investment plan

●	Securities held in accounts over which the Access Person has no direct control

Reviews

The CCO will monitor and review all reports required under the Code for compliance with policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. To avoid self-review, the Chief Executive Officer is responsible to review all Code reports submitted by the CCO.

Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed. Any transactions for the accounts of the CCO will be reviewed and approved by the CCO. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

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The CCO annually reviews, updates as necessary, and distributes the current Code of Ethics to all Access Persons. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with Orcam that evidences his or her receipt of this Code of Ethics and submit to Orcam a complete report of the Access Person's securities holdings. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, in the form proscribed by Orcam for this purpose, a list of all personal transactions in Reportable Securities. Annually, all Access Persons will be required to certify compliance with Orcam’s Code of Ethics.

The CCO shall periodically review the firm’s Form ADV Part 2 and appropriately amend the summary of Orcam’s Code of Ethics as needed. The CCO is also responsible for receiving and responding to any client or prospective client requests for the Orcam Code of Ethics and maintaining required records.

11.	Marketing Reimbursements

From time to time, an employee may seek reimbursement from a vendor for certain expenses associated with client and prospective client educational seminars and marketing activities. A vendor is defined in this context as a company that provides products and/or services through Orcam. The reimbursement of such expenses is subject to the following policy and procedures.

An employee may only receive reimbursement from a vendor for legitimate business expenses that are related to the education and marketing of services by the vendor company providing the reimbursement. All reimbursements must be approved in advance by Orcam. Reimbursement for expenses associated with the dissemination of marketing materials and/or client seminars will only be approved if the underlying materials have been approved prior to use by the CCO. Employees may not receive reimbursement checks directly from vendors and all reimbursements must be paid directly to Orcam. Upon receipt from a vendor, Orcam will process the reimbursement for payment to the employee. Examples of legitimate reimbursable expenses include:

●	The costs incurred for an educational seminar, including the cost of the meeting room, a presenter booth, food and refreshments, printing, and mailing of invitations, and advertising the event are reimbursable. The vendor’s products must be prominently featured and/or a Wholesaler from each vendor company providing reimbursement must attend and participate in the seminar.

●	Costs for gifts for attendees, supplies for the event (pens, pads, folders, etc.), and any item that may be considered part of the general overhead of doing business are not eligible for reimbursement.

●	The direct costs incurred marketing a vendor’s products that are approved products are eligible for reimbursement. This includes direct expenses incurred in marketing the product such as advertisements and direct mailers, including postage costs.

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12.	Payment for Training Meetings

The payments and reimbursements for training or educational meetings are allowed providing:

●	The meeting has been pre-approved by the Adviser

●	Product/Services sponsors do not pay or reimburse for spouses/guests to attend these events or any associated costs with the event

●	Generally, full-day or multiple-day meetings must allocate at least five hours of each full day to the training/educational aspects of the meeting

●	Employees are responsible for all costs for any non-educational activity (i.e. golfing, tours, etc.) while attending these meetings.

13.	Competition and Fair Dealing

The Adviser seeks to outperform its competition fairly and honestly. The Adviser seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Adviser’s clients, customers, vendors, suppliers, and competitors. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The Adviser’s should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former employee of the Adviser should also be avoided.

14.	Whistleblowers

All Access Persons have a duty to observe the highest standards of business and personal ethics while discharging their professional responsibilities on behalf of Orcam and to report suspected violations of the Code of Ethics, Compliance Manual or securities laws in the manner described in this policy. Access Persons are advised to first share any questions, suggestions, concerns, or complaints with the CCO of Orcam who can address them properly. However, if an Access Person is not comfortable speaking with the CCO of Orcam, or is not satisfied with the initial response, the Access Person is advised to file a complaint under this policy. Supervisors are required to report suspected compliance violations to the CCO. All reports to the CCO by a supervisor will be handled per the process outlined in this policy. Any employee of Orcam may also directly contact the SEC’s Office of the Whistleblower at (202) 551-4790.

This policy offers protection from retaliation for Access Persons who make any complaint related to a known or suspected compliance violation (“Reporting Person”), if the complaint is made in good faith. “Good faith” means the Reporting Person has a reasonable belief that the complaint is true and is not being conveyed for personal gain or other ulterior motive.

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Any acts of retaliation against a Reporting Person acting in good faith will invoke Orcam’s disciplinary policy and any person who retaliates against a Reporting Person will be subject to sanctions up to and including termination of employment. Orcam recommends that Reporting Persons approach Orcam with any concerns related to possible or actual violations of securities laws but does not prohibit Reporting Persons from voluntarily communicating with the SEC or other regulatory authority regarding possible or actual violations of securities law. Furthermore, Orcam does not prohibit Reporting Persons from recovering an SEC whistleblower award.

Reporting Persons are required to report irregularities and suspected violations of the Code of Ethics and compliance policies (“compliance violations”).

The failure of an Access Person to report suspicious activity which pertains to a serious act of noncompliance may expose the Access Person to an enforcement action by the SEC based on the legal doctrine of “willful blindness” which essentially posits that certain individuals, especially supervisors, who should have known that noncompliant activity was undertaken, cannot use the defense that they “did not know.”

The CCO will keep the identity of any Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law unless the Reporting Person has authorized Orcam to disclose his/her identity. Following a formal investigation, the CCO will continue to protect the identity of the Reporting Person unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a regulatory authority initiates an investigation of allegations contained in the complaint.

Any complaint filed under this policy which relates to the Discipline Fund ETF must be reported to the CCO, who will escalate the complaint to the Fund’s adviser as soon as reasonably practical. The CCO’s ability to protect the identity of a whistleblower will depend upon several variables, including the terms of the Sub-Advisory Agreement and other governing legal documents and applicable regulations.

Reporting Persons should submit complaints concerning compliance violations in accordance with the following procedures:

●	Complaints must be submitted in writing and mailed or delivered in a sealed envelope addressed to the CCO.

●	The content of the complaint must be sufficiently detailed to include a summary of the complaint, date(s) of alleged wrongdoing, parties involved in the wrongdoing, and how the Reporting Person learned about the suspected violation.

●	If appropriate, the Reporting Person may request an opportunity to discuss the complaint with the CCO by indicating such intent and including their identity in the complaint.

●	Reporting Persons may report compliance violations on an anonymous basis. Any Access Person that contemplates making an anonymous complaint must realize that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Access Persons considering making an anonymous complaint should be aware that there may be rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.

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Therefore, Orcam encourages Access Persons to identify themselves when making reports of compliance violations.

Upon receipt of a complaint, the CCO will confirm that the complaint involves a compliance violation. An investigation will be conducted as quickly as possible, considering the nature and complexity of the complaint and the issues it raises. Prompt and appropriate remedial action will be taken as warranted in the judgment of the CCO. Any actions taken in response to a complaint will be conveyed to the Reporting Person to the extent allowed by law unless the complaint was submitted anonymously.

The CCO will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with Orcam’s confidentiality and record retention policies.

In the normal conduct of its business, Orcam may use employment, severance, and non-disclosure agreements. Nothing contained in those agreements may prohibit current or former employees from voluntarily communicating with the SEC or other regulatory authorities about possible violations of law or from recovering an SEC whistleblower award. The CCO is responsible to ensure that all such agreements comply with this requirement, and to make clear to all employees who sign such agreements that Orcam does not prohibit them from communicating with the SEC or seeking a whistleblower award.

15.	Record Retention

Orcam will maintain all records required by Rule 204-2 of the Advisers Act including copies of the Code of Ethics, records of violations and sanctions, if applicable, holdings and transactions reports, copies of personnel certifications, list of all Access Persons within the last 5 years, and copies of the annual reports.

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any code of ethics adopted by Orcam pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years

●	A record of any violation of Orcam’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be a supervised person of Orcam

●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports

●	A list of all persons who are, or within the preceding five years have been, access persons

●	A record of any decision and reasons supporting such decision to approve An Access person’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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16.	Certification of Compliance with Code of Ethics

a.	Initial Certification

All Access Persons associated with Orcam must acknowledge in writing that they have received the Code of Ethics and have read and understand its contents.

b.	Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must certify to The CCO in writing that they have:

●	received a copy of the amendment

●	read and understood the amendment

●	agree to abide by the Code as amended

c.	Annual Certification

Each Access Person must certify annually in writing that all information required to be reported by the Access Person in a Holdings Report or a Quarterly Transaction Report has been reported to the CCO or his designee. Each Access Person will certify that:

●	I have fully disclosed all securities holdings in which I have, or a member of my household has, a beneficial interest.

●	I have not purchased any IPOs or Limited Offerings, or I have obtained pre-clearance for any securities transactions, in which I have, or a member of my household has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

●	I have reported all securities transactions, in which I have, or a member of my household has, a beneficial interest except for exempt transactions or transactions for which I have received an exception in writing from the CCO.

●	I have complied with the Code of Ethics in all other respects.

17.	Sanctions

To ensure that Orcam follows its disclosure obligations, Access Persons must notify the CCO immediately in the event of any “reportable event.” A reportable event occurs when an Access Person:

●	Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which may be material to a current or prospective client’s evaluation of Orcam’s advisory business or the integrity of Orcam’s management;

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●	Violates any provision of this Manual, or governing agreement;

●	Is the subject of any written complaint involving allegations of theft or misappropriation of funds or securities or forgery;

●	Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

●	Is denied registration, expelled, enjoined, directed to cease, and desist, suspended, or otherwise disciplined by any securities, insurance, or commodities industry regulatory or self-regulatory organization;

●	Is denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;

●	Is arrested, arraigned, indicted, or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);

●	Is a director, controlling stockholder, partner, officer, sole proprietor or an associated person of a broker, dealer or insurance company which was suspended, expelled, or had its registration denied or revoked by any agency, jurisdiction, or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

●	Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award, or settlement; and/or

●	Is the subject of any claim settled for damages by a customer, broker, or dealer.

From time to time, Access Persons may be asked to complete a Disciplinary History Report which mandates disclosure by the individual of any financial or disciplinary event since the last written certification. Access Persons are required to answer detailed questions related to such information candidly and on a timely basis.

The CCO will determine when any required disclosure should be made, to whom any required disclosure should be made, and the method by which it will be made. However, where disclosure is required by the Advisers Act, the disclosure should be made promptly to the SEC, applicable state regulatory authority, and clients.

Disciplinary action, up to and including termination, may result if you do not properly notify the CCO immediately following the occurrence of a reportable event. Orcam will be responsible for making the determination of notifying the Discipline Fund ETF’s adviser and clients, as well as the appropriate authorities of the occurrence of any such events. In addition, Orcam may conduct a thorough background check on all new Access Persons to determine whether there are any such events required to be disclosed.

18.	Exceptions to the Code of Ethics

The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain written records to justify such exceptions.

Orcam Financial Group, LLC	June 2021	Page 29 of 42

Acknowledgement of Receipt of Code of Ethics

The undersigned supervised person acknowledges having received and read a copy of the Code of Ethics and agrees to abide by the provisions contained therein. The supervised person understands that observance of the policies and procedures contained in the Code is a material condition of the supervised person’s employment by and/or association with Orcam and that any violation of any of such policies and procedures by the supervised person may constitute grounds for disciplinary actions, including termination of employment or association with Orcam.

The supervised person specifically agrees as follows:

1.	The supervised person will not trade while aware of, nor disclose to any third party, material non-public information and will not disclose such information in violation of the Manual.

2.	The supervised person will not engage in any securities transactions in violation of the Code of Ethics.

3.	The supervised person will file Brokerage Account Disclosure Statements and Annual Holdings Reports with the CCO as required by policy. Additionally, as required by policy, the supervised person will either: (i) file Quarterly Trade Reports with the CCO or (ii) direct all applicable broker(s) to send Brokerage Statements to the CCO for each account in which such supervised person or a Related Person thereof directly or indirectly holds a Covered Security.

4.	The supervised person will not, without the permission of the CCO, disclose to any third party any information that the supervised person obtains regarding advice furnished by Orcam to its clients, non-public data furnished by any client, or the programs, systems, investments, analyses or other proprietary data or information of Orcam as required by policy.

5.	The supervised person will not disclose confidential business information in violation of the Code.

6.	The supervised person will not give or accept any gifts or entertainment in violation of the Code.

7.	The supervised person will not engage in any outside activities in violation of policy.

8.	The supervised person will advise the CCO if he/she becomes personally involved in or threatened with any litigation, arbitration, investigation or proceeding of any kind, or subject to any judgment, order, or arrest, or contacted by any regulatory authority, whether by letter, telephone, or e-mail as required by policy.

9.	The supervised person will notify the CCO upon receipt of a subpoena or other request for information from any government entity, regulatory agency, court, or lawyer in connection with any litigation, arbitration, investigation, or other proceeding relating to certain persons, or upon receipt of a garnishment lien or judgment against certain persons as required by policy.

10.	By the signature below, the supervised person acknowledges receipt and understanding of the Code of Ethics and pledges to abide by the policies and procedures described above. The supervised person pledges to direct questions or concerns to the CCO.

Orcam Financial Group, LLC	June 2021	Page 30 of 42

Acknowledgement of Receipt of Code of Ethics

This acknowledgement should not be interpreted or construed to be an employment contract, either express or implied, between the undersigned and Orcam Financial Group, LLC.

Date of Compliance Manual: _____________________

Print Name: ________________________________

Signature: _____________________________                    Date: ___________________

Chief Compliance Officer: ___________________              Date: __________________

Orcam Financial Group, LLC	June 2021	Page 31 of 42

PROHIBITED ACTS CERTIFICATION

ALL EMPLOYEES of Orcam Financial Group, LLC (“Orcam”) ARE SPECIFICALLY PROHIBITED BY COMPANY POLICY FROM THE FOLLOWING:

1.	To rebate, directly or indirectly, to any person, firm, or corporation any part of the compensation received from Orcam as an Employee without the written approval of the CCO and the company whose employee is involved.

2.	To accept, directly or indirectly, from any person, firm, corporation, or association, other than Orcam, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of Orcam or a Client Account.

3.	Pay any fees or other gratuities to any individual or company for leads or sales without the written approval of the CCO.

4.	Act as personal custodian or trustee of securities, stock powers, money, or other property belonging to a client of Orcam.

5.	Maintain a joint account in securities with any client or share any benefit with any client resulting from a securities transaction.

6.	Transfer any customer or client asset to own name or name of member of immediate family.

7.	Distribute authorized sales materials to individuals who have not been approved by the Company.

8.	Distribute unauthorized materials.

9.	Borrow money or securities from a client.

10.	Agree to repurchase at some future time a security from a client for his or her own account, or for any other account.

11.	Forward or distribute correspondence to the public prior to the contents having been reviewed and approved in writing by a CCO of Orcam.

I UNDERSTAND THE PROHIBITED ACTS, FROM WHICH EMPLOYEES ARE SPECIFICALLY PROHIBITED BY COMPANY POLICY AND HAVE THOROUGHLY READ, UNDERSTAND AND AGREE TO COMPLY WITH ALL OF THEM.

Signature	Printed Name	Date

Orcam Financial Group, LLC	June 2021	Page 32 of 42

EMPLOYEE OUTSIDE SECURITIES AND BUSINESS ACKNOWLEDGEMENT

Orcam Financial Group, LLC (“Orcam”) has implemented certain policies and procedures to assure that employees devote their time to their duties at Orcam Financial Group LLC and to ensure that employees do not take on activities that could present conflicts of interest. To this end, all outside activities conducted by an employee must be disclosed in detail and approved beforehand by the CCO, and all supervised persons, associated persons and employees must make certain acknowledgements to Orcam.

The policy of Orcam extends to all outside business activity, other than as a result of a passive investment, outside the scope of the relationship with the Company activity, whether or not connected to the securities and or financial industry, i.e. engaged in any other business, employed or compensated by another person by any person, serve as an officer, director, partner, proprietor, trustee, consultant, employee, agent or otherwise of another business or own any stocks, bonds, or have, directly or indirectly, any interest in any other organization in any securities, financial services of kindred business. Therefore, the undersigned acknowledges the following:

________	Yes, I am currently engaged in or have an interest in another business organization as described below. I have disclosed all details and have obtained the written consent of Cullen Roche on behalf of Orcam.

________	No, other than as a passive investor, I am not engaged in or have an interest in any other business organization.

________	Yes, I carry other registrations, qualifications and or licenses (insurance, commodities, real estate, etc.) with the following firms:

_______________________________________

_______________________________________

________	No, I do not carry any other registrations, qualification, or licenses except those carried with Orcam.

I will immediately notify Cullen Roche, on behalf of Orcam, if at any time in the future the above information changes.

Continue on to page 2.

Orcam Financial Group, LLC	June 2021	Page 33 of 42

EMPLOYEE OUTSIDE SECURITIES AND BUSINESS ACKNOWLEDGEMENT

1.	Do you have any outside employment of business activity? YES______ NO______

If YES, please describe, list start date, time spent on such activity, and compensation earned:

2.

Do you or any of your immediate family members (including, spouses, parents, children, or siblings) serve as a Director, Officer, Trustee or Audit, Compensation or Nominating Committee Member for any publicly traded company or business entity?

YES______ NO______

If YES, please describe:

3.

Do you or any of your immediate family members hold Advisory Committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity’s operating, endowment, pension, or other funds?

YES______ NO______

If YES, please describe:

4.

Do you or any of your immediate family members hold positions on the Board of Directors, Trustees, or any Advisory Committee of a client of Orcam Financial Group, LLC or any potential client who is actively considering engaging Orcam Financial Group, LLC?

YES______ NO______

If YES, please describe:

5.

During the 12-month period ended December________, did you receive any gifts from, or make any gifts to, anyone doing business with Orcam Financial Group, LLC, other than gifts of nominal value ($500 or less)?

YES______ NO______

If YES, please describe:

Signature	Printed Name	Date

Orcam Financial Group, LLC	June 2021	Page 34 of 42

QUARTERLY PERSONAL TRANSACTION REPORTING

FOR THE QUARTER-ENDED: [INSERT QUARTER-END]

Employee Name: ____________________

Employee Signature: _________________	Date: ________________

I am reporting below all transactions required to be reported for the quarter pursuant to Orcam’s Personal Trading Policy. This documentation has been provided [electronically] by the 30th calendar day following quarter-end.

Required Transactions to Report

I am required to report all transactions of securities* in which I have a direct or indirect beneficial ownership interest. I am also required to report any transaction executed within an automatic investment plan that overrides a pre-determined schedule.

* “Securities” include stocks, bonds, closed-end mutual funds and exchange-traded funds.

Transactions Not Required to be Reported

I am not required to report shares of registered open-end investment companies, not managed by Orcam, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments and transactions effected through an automatic investment plan as described in Orcam’s Personal Trading Policy.

TRANSACTION REPORTING

Check one or more applicable boxes:

☐          I had no reportable transactions during the period.

☐          I had reportable transactions, as disclosed below.

☐          I had reportable transactions, as disclosed on the attached brokerage statements.

☐          Orcam is in receipt of brokerage statements reflecting my reportable personal securities transactions.

Orcam Financial Group, LLC	June 2021	Page 35 of 42

QUARTERLY PERSONAL TRANSACTION REPORTING

FOR THE QUARTER-ENDED: [INSERT QUARTER-END]

REPORTABLE TRANSACTIONS

Trade Date	Security Name and Ticker/CUSIP	Number of Shares/Par Int Rate/Maturity	Purchase / Sale / Other	Price	Principal Amount	Broker Name	Account Number

Attach additional sheets, as necessary.

Comments:

Orcam Financial Group, LLC	June 2021	Page 36 of 42

INITIAL AND ANNUAL PORTFOLIO HOLDINGS REPORT

Employee Name:

Employee Signature:                                                                            Date:

I am reporting below all personal portfolio holdings information required to be reported for the quarter pursuant to Orcam’s Personal Trading Policy. Securities reported must be current within 45 days of the date of this report.

Required Portfolio Holdings to Report

I am required to report holdings of all securities held in accounts in which I have a direct or indirect beneficial ownership interest as described in Orcam’s Personal Trading Policy.

Transactions not Required to be Reported

I am not required to report holdings in the following securities: registered open-end investment companies, not managed by Orcam, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments.

PORTFOLIO HOLDINGS INFORMATION

Check one or more applicable boxes:

☐       I have no reportable personal securities holdings.

☐       I have reportable personal securities holdings, as disclosed below.

☐       I have reportable securities holdings, as disclosed on the attached brokerage statements.

☐       Orcam is in receipt of brokerage statements reflecting my personal securities holdings.

Orcam Financial Group, LLC	June 2021	Page 37 of 42

INITIAL AND ANNUAL PORTFOLIO HOLDINGS REPORT

REPORTABLE HOLDINGS

Account Number	Account Holder Name	Security Name and Ticker/CUSIP	Number of Shares/Par	Principal Amount	Broker Name

Attach additional sheets, as necessary.

Comments:

Orcam Financial Group, LLC	June 2021	Page 38 of 42

Preclearance Form for Private Placements and IPOs

Name of Issuer:

Type of Security:

Investment Strategy (Privately offered investment vehicles only):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Orcam Financial Group’s policy, confidentiality agreements or securities laws.
2.	The investment opportunity did not arise by virtue of my activities on behalf of a Client.
3.	To the best of my knowledge, no Clients have any foreseeable interest in purchasing this Security.
4.	I have read the Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. Orcam Financial Group reserves the right to direct me to rescind a trade even if approval is initially granted. Violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.
5.	Upon request, I will provide all offering materials related to the proposed investment to the CCO.

Signature:                                                                              Date:

Print Name:

Internal Use Only

Reviewer:                                                             Approved / Disapproved                              Date:

Reasons Supporting Decision:

Orcam Financial Group, LLC	June 2021	Page 39 of 42

Disciplinary History Reporting Form

Definitions:

Investment or investment-related – Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as, or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank or savings and loan association).

Involved – Engaging in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with, or failing reasonably to supervise another in doing an act.

			Yes	No
A.	In the past ten years, have you:

	(1)	been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?	☐	☐

	(2)	been charged with any felony?	☐	☐

B.	In the past ten years, have you:		Yes	No

	(1)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or any investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	☐	☐

	(2)	been charged with a misdemeanor listed in Item B(1)?	☐	☐

C.	Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:		Yes	No

	(1)	found you to have made a false statement or omission?	☐	☐

	(2)	found you to have been involved in a violation of SEC or CFTC regulations or statutes?	☐	☐

	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	entered an order against you in connection with investment-related activity?	☐	☐

	(5)	imposed a civil money penalty on you or ordered you to cease and desist from any activity?	☐	☐

Orcam Financial Group, LLC	June 2021	Page 40 of 42

Disciplinary History Reporting Form

D.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:		Yes	No

	(1)	ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	☐	☐

	(2)	ever found you to have been involved in a violation of investment-related regulations or statutes?	☐	☐

	(3)	ever found to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	in the past ten years, entered an order against you in connection with an investment-related activity?	☐	☐

	(5)	ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	☐	☐

E.	Has any self-regulatory organization or commodities exchange ever:		Yes	No

	(1)	found you to have made a false statement or omission?	☐	☐

	(2)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	☐	☐

	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?	☐	☐

			Yes	No
F.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?		☐	☐

			Yes	No
G.	Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Item C, D, or E?		☐	☐

Orcam Financial Group, LLC	June 2021	Page 41 of 42

Disciplinary History Reporting Form

				Yes	No
H.	(1)	Has any domestic or foreign court:

		(a)	in the past ten years, enjoined you in connection with any investment-related activity?	☐	☐

		(b)	ever found that you were involved in a violation of investment-related statutes or regulations?	☐	☐

		(c)	ever dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign regulatory authority?	☐	☐

	(2)	Are you now the subject of any civil proceeding that could result in a “yes” answer to any part of Item H(1)?		☐	☐

Each supervised person is required to notify the Chief Compliance Officer if he/she is engaged in any outside business activities, whether or not compensation is received for such activities. Please list all outside business activities in which you are engaged (either as proprietor/owner, partner, officer, director, employee, trustee, agent, or otherwise), including the nature of the business activity. Exclude non-investment related activity in charitable or religious organizations considered to be tax-exempt.

_______________________________________________________________________

_______________________________________________________________________

Please list any name or address change occurring this past year: ________________________________

_____________________________________________________________________________________

I affirm that I have read and understand the questions on this form and that my answers are true and complete to the best of my knowledge. In addition, I understand that I must notify the Chief Compliance Officer immediately if I become aware of information that would result in a change in any of my answers above. Failure to accurately complete this form or to notify the Chief Compliance Officer of changes to information relating to disciplinary actions may subject me to disciplinary action or be grounds for dismissal.

Supervised Person Signature

Print Name

Date

Chief Compliance Officer Review: _______________________       Date: ___________________

Orcam Financial Group, LLC	June 2021	Page 42 of 42